Exhibit 10.53

Certain identified information has been marked in the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Collaborative Research Agreement Amendment No. 10

This Amendment No. 10 is made and entered into as of the last date of signature (the “Amendment 10  Effective Date") to that certain Collaborative Research Agreement dated September 30, 2015 (as amended, the “Agreement”) by and between National Taiwan University at No. 1, Sec. 4, Roosevelt Road, Taipei, 10617 Taiwan (R.O.C) (hereinafter “NTU”) and PTC Therapeutics GT, Inc. (formerly Agilis Biotherapeutics), a Delaware corporation duly organized under law and having an address at 6 Kimball Lane, Suite 320, Lynnfield, Massachusetts, 01940 USA (hereinafter “COMPANY”). Capitalized terms herein shall have the meaning ascribed to them in the Agreement. To the extent of any conflict with the prior amendments to the Agreement, this Amendment 10 supersedes the prior amendments.

WHEREAS, the COMPANY and NTU previously amended the agreement via Amendments 1 through 9. In the previous amendments, the COMPANY and NTU agreed to a continue the active studies, including active Phase IIb Protocol studies and related research and appointing a new principal investigator; and an additional research project and corresponding increases in the budget for [**].

NOW, THEREFORE, the COMPANY and NTU wish to further amend the Agreement as follows:

1.	Modifications

a.Research Budget (Amendment No. 10).  For the calendar year beginning January 1, 2022 through the end of 2022, the estimated budget shall be [**] U.S. Dollars (USD$ [**]) per quarter, which amount is inclusive of NTU’s fees, based upon the fee schedule for the Services outlined in Attachment A. The actual amounts invoiced may vary depending upon [**].  Invoices shall reflect the fees due in U.S. Dollars and shall be sent to [**], with a copy to COMPANY’s project manager. Each invoice will include the Purchase Order numbers specific for each service fee as provided in Attachment A.

COMPANY shall pay NTU within [**] of its receipt of each invoice.

2.	Effect of Amendment. As of the Amendment Effective Date, this Amendment shall amend, modify and supersede, to the extent of any inconsistencies, the provisions of the Agreement. Except as expressly modified by this Amendment, the Agreement shall remain in full force and effect. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Agreement. As of the Amendment Effective Date, any reference to the Agreement shall be deemed a reference to the Agreement as amended by this Amendment.

3.  General Provisions.

a. Counterparts.  This Amendment may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

b. Miscellaneous.  The Agreement, as amended by this Amendment, sets forth the entire understanding between and among the parties and there are no other understandings or promises, written or verbal, not set forth herein, relating specifically to the subject matter hereof.  The Agreement, as amended by this Amendment, supersedes any prior or contemporaneous agreements with respect to the subject matter hereof.

c. Headings. The headings and subheadings of the sections of this Amendment have been included solely for the ease of reference and do not form part of this Amendment.

IN WITNESS WHEREOF, both NTU and COMPANY have executed this Amendment10, in duplicate originals, electronic mail of PDFs or electronic signatures, by their respective and duly authorized officers on the day and year written.

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PTC THERAPEUTICS GT, INC.	NATIONAL TAIWAN UNIVERSITY

By: /s/ Matthew Klein	By: /s/ Chung-Ming Kuan
Authorized Signature	Authorized Signature

Matthew Klein, MD, MS, FACS Chief Development Officer	Printed Name & Title

Date: 01-Nov-2021	Date: